Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT, effective as of the 1st day of August, 2016 (“Effective Date”), by and among Riverview Financial Corporation (the “Corporation”), with offices at 3901 N. Front Street, Harrisburg, PA 17110, Riverview Bank (the “Bank”), with offices at 200 Front Street, PO Box B, Marysville, Pennsylvania, 17053, and Scott A. Seasock, a Pennsylvania resident (hereinafter referred to as “Executive”).

Background

The Corporation and the Bank, which is a wholly owned subsidiary of the Corporation, desire to employ Executive, and Executive desires to be employed by the Corporation and the Bank, as the Chief Financial Officer of the Corporation and the Bank. The parties wish to enter into this employment agreement to memorialize the terms and conditions of Executive’s employment as Chief Financial Officer.

NOW THEREFORE, in consideration of the mutual covenants set forth below and other valuable consideration, the receipt and sufficiency of are hereby acknowledged, and intending to be legally bound, the parties agree as follows:

1.	POSITION; DUTIES; TERM

1.1.	Position. The Bank hereby employs the Executive as Executive Vice President and Chief Financial Officer, and the Executive hereby accepts this employment and agrees to render such services to the Bank on the terms and conditions as set forth in this Agreement.

1.2.	Duties. During the Term, the Executive shall perform such duties for the Bank and Corporation as are consistent with his title and as are assigned to him by the Bank’s Board of Directors, Chief Executive Officer (“CEO”) or President. The Executive shall devote substantially all of his business time and attention to the performance of his duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise without the prior written consent of the Board. The Executive will be permitted to act or serve as a director, trustee, or committee member of any type of civic or charitable organization as long as such activities do not materially interfere with the performance of the Executive’s duties and responsibilities to the Company as provided hereunder.

1.3.	Term. The term of this Agreement shall begin on August 1, 2016 (the “Effective Date”) and shall end on July 31, 2018 (the “Initial Term”). The Initial Term shall be automatically extended for successive additional one year periods on each August 1, beginning August 1, 2017, unless either party provides written notice to the other of its intention not to extend the term at least 90 days prior to the applicable August 1 renewal date, so that if notice had not been previously given with respect to a renewal date, the Term shall be and continue for a two-year period as of such renewal date (the Initial Term and any extension thereof hereinafter referred to as the “Term”) subject, in all cases, to earlier termination as provided by this Agreement. It is the intention of the parties that this Agreement be “Evergreen.”

2.	COMPENSATION AND BENEFITS

2.1.	Base Salary. The Bank will compensate the Executive for the Executive’s services during the Term at a minimum annual base salary of $180,000 per year (the “Base Salary”),

payable at the same times as salaries are payable to other executive employees. The annual base salary shall be reviewed annually, at a minimum, for increases based on performance, beginning in December 2016. Subject to meritorious performance, it is the Bank’s intention to raise the Base Salary within six months from the initial date of this Agreement. The Bank may, from time to time, increase the Executive’s Base Salary, and any and all such increases shall be deemed to constitute amendments to this Section to reflect the increased amounts. In no event shall Executive’s current Base Salary be reduced.

2.2.	Bonuses. For services performed by the Executive under this Agreement, the Bank may pay (or cause to be paid) to the Executive a bonus, during the Employment Period, in such amounts and at such times as shall be approved by the Board of Directors of the Bank. The payment of any such bonuses shall not reduce or otherwise affect any other obligation of the Bank to the Executive provided for in this Agreement.

2.3.	Employee Benefits. During the Term, the Executive shall be entitled to participate in any employee benefit plan of the Bank relating to pension, profit-sharing or other retirement benefits and health or medical coverage or reimbursement plans that the Bank may adopt for the benefit of its employees subject to the terms and conditions specified in such plans. During the term of this agreement, Executive will receive a monthly vehicle allowance of $750.00.

2.4.	Leave Time. Executive shall be entitled to and paid leave time of thirty (30) days per year, prorated for the remainder of 2016 based upon start date, credited on January1st of each year (“Leave Time”). Executive may carry over a maximum of ten (10) days’ of paid Leave Time into the next annual period. Accrued Leave Time in excess of ten (10) days will be forfeited, unless otherwise approved by the Board of Directors. Executive’s use of Leave Time in all other respects will be governed by the Bank’s Leave Time policy or policies.

2.5.	SERP. Subject to Board of Directors approval, at each of Executive’s annual reviews, the Bank will consider providing Executive with a supplemental executive retirement plan contract.

2.6.	Stock Based Compensation. The Board may grant Executive options to purchase up to 10,000 shares of common stock, no par value, of the Corporation, subject to all terms and conditions of the Riverview Executive Stock Option Plan under which options are granted.

3.	COMPETITIVE ACTIVITIES AND CONFIDENTIAL INFORMATION

3.1.	Restrictive Covenants. The Executive hereby acknowledges and recognizes the highly competitive nature of the business of the Corporation and the Bank and accordingly agrees that, during the Term and for a period of one (1) year from the last day of Executive’s employment with Bank, regardless of the reason for termination of this Agreement, the Executive shall not, except as otherwise permitted in writing by the Bank:

a.	be engaged, directly or indirectly, either for his own account or as agent, consultant, employee, partner, officer, director, proprietor, investor (except as an investor owning less than 5% of the stock of a publicly owned company) or otherwise of any person, firm, corporation or enterprise engaged in the banking (including bank holding company) industry, in any county in which, at any time during the Term or as of the date of the Executive’s termination, a branch or office of the Corporation or the Bank is located (“Non-Competition Area”);

b.	provide financial or other assistance to any person, firm, corporation, or enterprise engaged in the banking (including bank holding company) industry in the Non-Competition Area;

c.	directly or indirectly solicit, divert or attempt to divert away persons or entities who were customers or referral sources of the Corporation the Bank or their subsidiaries or affiliates within the two (2) year period prior to the Executive’s termination of employment, to become a customer or referral source of a person or entity which competes with the Corporation the Bank or their subsidiaries or affiliates; or

d.	directly or indirectly solicit employees of the Corporation the Bank or their subsidiaries who were employed within the two (2) year period prior to the Executive’s termination of employment to work for anyone other than the Corporation, the Bank or their subsidiaries or affiliates.

3.2.	Protection of Trade Secrets and Confidential Information. The Executive shall not, during his Employment or at any time thereafter, except in the regular course of his services for the Bank or the Corporation, disclose or use for the Executive’s direct or indirect benefit, the direct or indirect benefit of any third party, or for any other purpose any Confidential Information or any trade secrets learned or obtained by him while employed by the Bank and the Corporation. As used herein, the term “Confidential Information” means information disclosed to the Executive or known by him as a consequence of or through his employment with the Bank and the Corporation and not generally known in the industry in which the Bank and the Corporation are engaged and which in any way relates to the Bank’s or the Corporation’s software, including but not limited to algorithms, interfaces, data structures or software, whether in source or object form; and the Bank’s and the Corporation’s products, processes, services, inventions (whether or not such inventions are patentable), formulas, techniques or know how, including, but not limited to, books of business, customer and client lists, customer and client contact information, customer and client preference information, referral lists and contact information; and information relating to research, development, purchasing, accounting, marketing, business development, merchandising and selling, financial records, sales records and data, historical volumes, and competitive sales and marketing outreach strategies, and trade secrets as defined by Pennsylvania law.

3.3.	Remedies.

a.	Equitable Relief. The Executive acknowledges and agrees that in the event that the Executive breaches any of the covenants in Section 3, the Bank and the Corporation will suffer immediate and irreparable harm and injury for which the Bank and the Corporation will have no adequate remedy at law. Accordingly, in the event that the Executive breaches any of the covenants in Section 3, the Bank and the Corporation shall be absolutely entitled to obtain equitable relief, including without limitation temporary restraining orders, preliminary injunctions, permanent injunctions, and specific performance without the posting of a bond. The foregoing remedies and relief shall be cumulative and in addition to any other remedies available to the Bank and the Corporation.

b.	Tolling of Period. In the event that the Executive shall breach any of the covenants in Section 3, then the restrictive periods specified in Section 3 shall be tolled during the period of such breach and shall only resume after all breaches by the Executive of Section 3 have ceased.

c.	Judicial Cure. All disputes regarding the validity and scope of, and actions to enforce, the restrictive covenants and provisions in Section 3 may be submitted to either a court of competent jurisdiction located in the Commonwealth of Pennsylvania, or submitted for resolution in Marysville, Pennsylvania, to the American Arbitration Association in accordance with Section 6, below, at the Bank’s and the Corporation’s election. It is expressly understood and agreed that, although the Executive and the Corporation and the Bank consider the restrictions contained in Section 3 to be reasonable for the purpose of preserving for the Corporation and the Bank and their subsidiaries their good will and other proprietary rights, if a final judicial determination is made by an arbitrator or court of competent jurisdiction that the time or territory or any other restriction contained in Section 3 is an unreasonable or otherwise unenforceable against the Executive, the provisions of Section 3 hereof shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

4.	TERMINATION. Notwithstanding Section 1.3, Executive’s employment may be terminated prior to the end of the Term. Upon termination of Executive’s employment prior to the end of the Term, Executive’s right to compensation and other benefits under this agreement shall be exclusively as stated in this Section 4.

4.1.	Termination for Cause or Without Good Reason. The Bank or the Corporation may terminate Executive’s Employment or this Agreement for Cause (as defined below). Upon termination of the Executive’s employment by the Bank for Cause, or by the Executive without Good Reason (defined below), all of Executive’s rights under this Agreement shall cease as of the effective date of such termination, except that Bank shall pay to Executive the unpaid portion, if any, of his Base Salary through the effective date of termination. For purposes of this agreement “Cause” includes:

a.	the Executive’s conviction of, or plea of guilty or nolo contendere to, a felony, a crime of falsehood or a crime involving moral turpitude, or the actual incarceration of Executive;

b.	the Executive’s willful failure to follow the lawful instructions of the President, CEO, Board of Directors or their designee;

c.	the Executive’s willful or repeated failure to perform the Executive’s duties;

d.	the Executive’s material violation of this Agreement which remains uncured after 30 days’ written notice thereof;

e.	dishonesty or gross negligence of the Executive in the performance of his duties;

f.	conduct on the part of the Executive that brings public discredit to the Corporation or the Bank;

g.	the Executive’s breach of fiduciary duty involving personal gain;

h.	the Executive’s violation of any law, rule or regulation governing banks or bank officers or if any final cease and desist order is issued by a bank regulatory authority against Executive;

i.	the Executive’s theft or abuse of the Corporation or the Bank’s property or the property of customers, employees, contractors, vendors or business associates of the Corporation or the Bank; or

j.	any final removal or prohibition order to which the Executive is subject, by a federal or state governmental agency.

4.2.	Termination for Good Reason. Executive may terminate this Agreement for Good Reason provided, however, that in order to resign hereunder for Good Reason the Executive must first have provided the Bank with notice of the existence of the Good Reason condition within 90 days of its initial existence, the Bank must thereafter fail to remedy the condition within 30 days of receiving notice of its existence, and the resignation must occur on or before the 30th day after the end of the required 30 day remedy period. “Good Reason” shall mean:

a.	any reduction in title or a material reduction in the Executive’s responsibilities or authority with respect to the Corporation or the Bank, including such responsibilities and authority as the same may be increased at any time during the term of this Agreement;

b.	any reassignment of the Executive at a location that is more than fifty (50) miles from his office;

c.	the Bank’s material violation of this Agreement;

d.	any reduction in the Executive’s annual Base Salary as in effect on the date hereof or as the same may be increased from time to time;

Upon termination of his employment for Good Reason, provided Executive executes a general release of claims in the form attached hereto as Exhibit A (the “General Release”), Bank shall pay Executive an amount equal to: (i) two (2) times his Base Salary; plus (ii) one (1) times the annual amount that the Bank pays for employee health-care benefits for Executive under Section 2.2 as of the date of the separation from service (collectively, the “Separation Compensation”), less applicable taxes and withholding, such amount to be payable in twelve (12) equal monthly installments beginning within thirty (30) days following the later of Executive’s separation from service, as defined in Code Section 409A, or Executive’s execution of such General Release.

4.3.	Death. This Agreement shall terminate automatically upon Executive’s death, and Executive’s rights under this Agreement shall cease as of the date of such termination, except that the Bank shall pay to Executive’s spouse, personal representative, or estate the unpaid portion, if any, of his Base Salary through date of death.

4.4.	Disability. If the Executive becomes Disabled, the Bank shall have the option to terminate this Agreement by giving thirty (30) days’ written notice of termination to the Executive; provided, however, that Executive shall continue to be eligible for benefits under the Bank’s long term disability insurance plan. During any period in which Executive is Disabled, Executive’s Base Salary shall be reduced, dollar for dollar, by the amount payable to Executive under any disability plan of the Bank. Upon termination of Executive’s employment for Disability, the Bank shall pay Executive the unpaid portion, if any, of his Base Salary through the effective date of termination, less any amounts payable to Executive under any disability plan of the Bank for that period. Any offset pursuant to this paragraph shall not be deemed a reduction of Base Salary. “Disability” means that a carrier of any group disability insurance policy provided by the Bank or made available by the Bank to its employees and covering the Executive determines that he is disabled.

4.5.	Without Cause. If the Executive’s employment is terminated by the Bank for any reason other than for Cause or Disability, provided Executive executes a General Release, then Bank shall pay Executive the Separation Compensation, less applicable taxes and withholding, such amount to be payable in twelve (12) equal monthly installments beginning within thirty (30) days following the later of Executive’s separation from service, as defined in Code Section 409A, or Executive’s execution of a General Release.

4.6.	Change of Control.

a.	If, within twelve (12) months of a Change in Control of the Bank, as defined in Section 4.6 (b), Executive terminates his employment for Good Reason, or Bank terminates his employment without Cause, provided Executive executes a General Release, then Bank shall pay Executive the Separation Compensation, such amount to be payable in twelve (12) equal monthly installments beginning within thirty (30) days following the later of Executive’s separation from service, as defined in Code Section 409A, or Executive’s execution of such General Release.

b.	As used in this Agreement, “Change in Control” shall mean the occurrence of any of the following, provided the event constitutes a change in control within the meaning of Code Section 409A and the rules, regulations, and guidance promulgated thereunder:

i.	Any person or group of persons acting in concert shall have acquired ownership of more than 50 percent of the total fair market value or total voting power of the stock of the Bank or Corporation. A person shall be deemed to be the beneficial owner of any shares the person is deemed to own under the stock attribution rules of Code section 318(a); or

ii.	The composition of the Board of the Corporation shall have changed such that during any period of 12 consecutive months during the term of this Agreement, the majority of the Board is replaced by directors whose appointment or election is not endorsed by a majority of the members of the Corporation’s board before the appointment or election; or

iii.	Any person or group of persons acting in concert acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) ownership of 30 percent or more of the total voting power of the stock of the Bank or Corporation. A person shall be deemed to be the beneficial owner of any shares the person is deemed to own under the stock attribution rules of Code section 318(a); or

iv.	Any person or group of persons unrelated to the Corporation or Bank acting in concert acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) ownership of a portion of the Corporation or Bank’s assets that has a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Corporation or Bank before the acquisition or acquisitions, with the asset values determined without regard to any liabilities associated with such assets.

4.7.	Notice of Termination. Any termination of the Executive’s employment by the Bank or by the Executive shall be communicated by written notice of termination to the other party by means of United States certified mail, return receipt requested. For purposes of this Agreement, a “notice of termination” shall (i) indicate the specific termination provision in the Agreement relied upon; (ii) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated; and (iii) specify a date of termination.

4.8.	No Mitigation Obligation. The Executive shall not be required to mitigate the amount of any payment provided under this Agreement by seeking employment or otherwise. The amount of payment or the benefit provided under this agreement shall not be reduced by any compensation earned by the Executive as a result of employment by another employer or by reason of the Executive’s receipt of or right to receive any retirement or other benefit after the date of termination of employment.

5.	CODE SECTION 409A

5.1.

If, when the Executive’s employment terminates, the Executive is a “specified employee,” as defined in Code Section 409A(a)(2)(B)(i), then despite any provision of this Agreement or other plan or agreement to the contrary, the Executive will not be entitled to the payments until the earliest of (a) the date that is at least six months after the Executive’s separation from service, as defined in Code Section 409A, for reasons other than the Executive’s death, (b) the date of the Executive’s death, or (c) any earlier date that does not result in additional tax or interest to the Executive under Code Section 409A. As promptly as possible after the end of the period during which payments are delayed under this provision, the entire amount of the delayed payments shall be paid to the Executive in a single lump sum with any remaining payments to commence in accordance with the terms of this Agreement or other applicable plan or agreement.

5.2.	Any payments made pursuant to this Agreement, to the extent of payments made from the date of termination through March 15th of the calendar year following such date, are intended to constitute separate payments for purposes of Treas. Reg. §1.409A-2(b)(2) and this payable pursuant to the “short-term deferral” rule set forth in Treas. Reg. §1.409A-1(b)(4); to the extent such payments are made following said March 15th, they are intended to constitute separate payments for purposes of Treas. Reg. §1.409A-2(b)(2) made upon an involuntary termination from service and payable pursuant to Treas. Reg. §1.409A-1(b)(9)(iii), to the maximum extent permitted by said provision.

5.3.	The parties hereto intend that any and all post-employment compensation under this Agreement satisfy the requirements of Section 409A or an exception or exclusion therefrom to avoid the imposition of any accelerated or additional taxes pursuant to Section 409A. Any terms not specifically defined shall have the meaning as set forth in Section 409A.

5.4.	Notwithstanding the foregoing, no payment shall be made pursuant to Section 4 unless such termination of employment is a “separation from service” as defined in Code Section 409A.

5.5.	Notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of the Executive’s execution of the General Release, directly or indirectly, result in the Executive designating the calendar year of payment, and if a payment that is subject to execution of the General Release could be made in more than one taxable year, payment shall be made in the later taxable year.

6.	MISCELLANEOUS

6.1.	Amendment. This Agreement may not be modified, changed, amended, extended, or altered except in writing signed by each of the parties hereto.

6.2.	Notice. All notices given or required to be given shall be in writing, sent by United States certified mail, return receipt requested, postage prepaid, to the Executive (or to the Executive’s spouse or estate upon the Executive’s death) at the Executive’s last known address, and to the Bank at its principal office. All such notices shall be effective when deposited in the mail in the manner specified in this Section 5.3. Either party by written notice may change or designate the place for receipt of all such notices.

6.3.	Successors. This Agreement shall inure to the benefit of and be binding upon the Executive, and, to the extent applicable, his heirs, assigns, executors, and personal representatives, and the Bank and the Corporation and their respective successors and assigns, including, without limitation, any person, partnership, or corporation which may acquire all or substantially all of the Bank’s or the Corporation’s assets and business, or with or into which the Bank or the Corporation may be consolidated or merged. This provision shall apply in the event of any subsequent merger, consolidation, or transfer.

6.4.	Entire Agreement. This Agreement represents the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior discussions, negotiations, terms sheets, understandings and agreements.

6.5.	Applicable Law. This Agreement shall be governed in all respects and be interpreted by and under the laws of the Commonwealth of Pennsylvania, except to the extent that such law may be preempted by applicable federal law, in which event this Agreement shall be governed and interpreted by and under federal law.

6.6.	Severability. If any provision in this Agreement is held by an arbitrator or a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions nevertheless shall continue in full force and effect.

6.7.	Arbitration. Each party agrees that all disputes, disagreements and questions of interpretation concerning this Agreement (except for disputes concerning the validity, scope and enforcement of the restrictive covenants, which are governed in Section 3, and the question of the Executive’s Disability, which is governed in Section 4), are to be submitted for resolution, in Marysville, Pennsylvania, to the American Arbitration Association (the “Association”) in accordance with the Association’s National Rules for the Resolution of Employment Disputes or other applicable rules then in effect (“Rules”). The Bank or the Executive may initiate an arbitration proceeding at any time by giving notice to the other in accordance with the Rules. The Bank and the Executive may, as a matter of right, mutually agree on the appointment of a particular arbitrator from the Association’s pool. The arbitrator shall not be bound by the rules of evidence and procedure of the courts of the Commonwealth of Pennsylvania but shall be bound by the substantive law applicable to this Agreement. The decision of the arbitrator, absent fraud, duress, incompetence or gross and obvious error of fact, shall be final and binding upon the parties and shall be enforceable in courts of proper jurisdiction. Following written notice of a request for arbitration, the Bank and the Executive shall be entitled to an injunction restraining all further proceedings in any pending or subsequently filed litigation concerning this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

Attest:	Riverview Financial Corporation

/s/ Wim Van Olden	By:	/s/ Brett D. Fulk
Wim Van Olden		Brett D. Fulk, President

Riverview Bank

/s/ Wim Van Olden	By:	/s/ Brett D. Fulk
Wim Van Olden		Brett D. Fulk, President

Executive:

/s/ Valerie L. Seasock	By:	/s/ Scott A. Seasock
Valerie L. Seasock		Scott A. Seasock

GENERAL RELEASE

This GENERAL RELEASE (the “Release”) is entered into on the date first set forth below by and between SCOTT A. SEASOCK (“Employee”) and RIVERVIEW BANK (the “Bank”) (collectively referred to as the “Parties”).

BACKGROUND

WHEREAS, Employee and the Bank entered into an Employment Agreement effective August 1, 2016 (the “Employment Agreement”);

WHEREAS, Employee’s employment has been terminated under Employment Agreement;

WHEREAS, the circumstances of Employee’s termination of employment require, pursuant to the Employment Agreement, that the Employee execute and deliver this Release as a condition to his entitlement to receive the applicable benefits provided in the Employment Agreement with respect to such termination of employment; and

NOW THEREFORE, in exchange for the consideration to be provided by the Bank under the Employment Agreement, and in satisfaction of the condition to Employee’s receipt of benefits pursuant to the Employment Agreement that Employee first provide this Release, Employee agrees to a release of all claims he may have against the Company (defined below) up to the date of this Release. Accordingly, intending to be legally bound, Employee and the Bank agree as follows:

SECTION ONE

DEFINITIONS

A. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Employment Agreement.

B. For purposes of this Release, the “Company” shall mean Riverview Bank, Riverview Financial Corporation, and their respective affiliates, subsidiaries, parent companies, and their respective subsidiaries, members, partners, owners, shareholders, employees, representatives, agents, insurers, successors and assigns. Employee shall mean Scott A. Seasock, his respective heirs, executors, administrators and assigns.

SECTION TWO

CONSIDERATION FOR THE AGREEMENT

A. Separation Compensation. In consideration of the releases given herein by Employee, and his warranties and representations, subject to the terms and conditions set forth below, the Company shall pay Employee the Separation Compensation as and when provided for in the Employment Agreement, less applicable taxes and withholding. The Separation Compensation shall be made within 30 days of the expiration of the Revocation Period as defined in Section Ten (10), below.

B. Unemployment Compensation. In the event Employee applies for unemployment benefits, the Company will comply with its statutory obligation to provide complete and accurate information to the unemployment compensation job services center. Employee understands that the Company does not determine his eligibility for unemployment compensation benefits. Employee’s eligibility for unemployment compensation benefits shall not affect the validity of this Release.

SECTION THREE

NO OTHER BENEFITS

Employee understands and agrees that he is not entitled to the benefits set forth in Section Two (2), above, unless he executes and does not revoke this Release. Employee shall have no right to receive any further payment or benefit arising from his employment relationship with the Company, and/or any other agreement with the Company, except those payments required by law, any convertible insurance programs as described in a policy of insurance, the right to continue health insurance coverage under COBRA, at the Employee’s expense.

SECTION FOUR

ADEQUATE CONSIDERATION

Employee agrees that (i) the consideration and payments made to him by the Company pursuant to this Release represent the sole and exclusive payments and undertakings to be provided to him; (ii) said payments include any and all outstanding and accrued compensation, wages, bonuses and benefits that may be due and owing Employee under any policy or agreement; (iii) that the Company has no further obligation to provide Employee with any compensation of any sort, or any non-monetary or monetary benefits in addition to that which is set forth in Section Two (2), above; and (iv) the aforementioned payments constitute good and sufficient consideration for this Release and execution of this Release is a condition to the receipt of the benefits stated in Section Two.

SECTION FIVE

EMPLOYEE RELEASES

For and in consideration of the Company’s promise to cause the payment and benefits to be made as set forth in Section Two (2), above, Employee does hereby RELEASE AND FOREVER DISCHARGE the Company (as defined above) of and from any and all manner of actions and causes of action, suits, debts, liabilities, losses, damages, claims and demands whatsoever (which are otherwise subject to waiver) that he had, has or may have against the Company, whether sounding in contract, any form of tort or otherwise; whether at law or in equity; whether known or unknown; from prior to the commencement of Employee’s employment with the Company to the date of this Release. The releases herein include, but are not limited to, any waivable claims that were asserted or could have been asserted up to the date of this Release and/or that could be asserted in the future under any federal, state or local laws, regulations, orders or ordinances including but not limited to: Title VII of the Civil Rights Act of 1964, as amended; the Americans with Disabilities Act of 1990 as amended (ADA); the Employee Retirement Income Security Act (ERISA) (except as to claims for vested benefits); the Family Medical Leave Act; the Pennsylvania Human Relations Act; any state or local laws similar to the above; any unjust or wrongful termination theory; any claim for breach of contract, fraud or material misrepresentation; any right or claim based on an alleged privacy violation; any claims for defamation or slander; or other employment tort or common law claims now or hereafter recognized and any derivative claim any representative of Employee may have arising thereunder, and all claims for counsel fees and costs.

SECTION SIX

WARRANTIES AND COVENANTS OF EMPLOYEE

Employee warrants and covenants that he has not filed a lawsuit or otherwise initiated adversarial proceedings against the Company based upon, or related in any way to, any act, omission or event occurring prior to Employee’s execution of this Release. Employee further warrants that he will not assert any claim for recall or reemployment with the Company and will not in the future seek employment in any capacity with the Company.

SECTION SEVEN

NON-DISPARAGEMENT

Employee and Company agree agree that they will not disparage the name, business reputation or business practices of the other.

SECTION EIGHT

DISCLOSURE

Employee acknowledges and warrants that he is not aware of, or that he has fully disclosed to the Company, any matters for which Employee was responsible, or which came to Employee’s attention as an employee of the Company, that might give rise to, evidence, or support any claim of illegal conduct, regulatory violation, unlawful discrimination, or other cause of action against the Company.

SECTION NINE

SURVIVAL OF THE RESTRICTIVE COVENANTS

Employee understands and agrees that the Section 3 of the Employment Agreement entitled “COMPETITIVE ACTIVITIES AND CONFIDENTIAL INFORMATION”, and the remedies for breach of those provisions, survive the cessation of his employment with the Company and remain in full force and effect for the duration set forth therein as and to the extent provided therein. Employee further acknowledges that his compliance with the provisions of the Restrictive Covenants is a term and condition of Employee’s entitlement to benefits under this Release.

SECTION TEN

RELEASE UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT (ADEA)

Employee understands and agrees that, in full compliance with the Older Workers Benefit Protection Act (OWBPA) of 1990:

A. Employee enters into this Release freely and knowingly, and after due consideration, intending to waive, settle and release all waivable claims that Employee has or may have against the Company up to the date of the execution of this Release, including claims under the Age Discrimination in Employment Act;

B. Employee has been advised to consult an attorney before signing this Release;

C. Employee has been provided with the opportunity to consider this Release for twenty-one (21) days. Material and immaterial changes to this Release will not temporarily stop the twenty-one (21) day period for Employee to consider this Release. Employee may voluntarily return this Release prior to the expiration of the twenty-one (21) days along with the Acknowledgment form appended hereto as Exhibit A. If Employee agrees to enter into this Release, he must sign and return the Release to Brett Fulk prior to the 21st day; and

D. Employee understands that he has seven (7) days after he signs the Release to revoke the Release by delivering a written notice of revocation to Brett Fulk by 5:00 p.m. Eastern Standard Time on the seventh day. In the event Employee revokes this Release, the Company shall have no obligation to Employee under the Employment Agreement or this Release. After this revocation period has expired, the Release will become effective, enforceable and irrevocable.

SECTION ELEVEN

COOPERATION

Employee shall upon reasonable notice, furnish such information and proper assistance to the Company as it may reasonably require in connection with any legitimate business matter which may arise after Employee’s employment with the Company.

SECTION TWELVE

SEVERABILITY

The covenants in this Release are severable. If any part or term of this Release is later held to be illegal, unenforceable or ineffective, the validity of the remaining provisions shall not be affected and the other obligations will be enforced as if the Release did not contain the part or term held to be invalid. With the exception of a challenge to the validity of the release of his ADEA claims, if Employee challenges the validity of, or attacks this Release in any court of competent jurisdiction, Employee unequivocally agrees to first return to the Company any and all monies or other consideration received by Employee under the terms of this Release.

SECTION THIRTEEN

ENTIRE AGREEMENT

With the exception of the Employment Agreement, this Release expresses the entire agreement between Employee and the Company regarding Employee’s separation from employment. This Release may not be amended or terminated except by a written agreement signed by both Employee and the Company. No representations made prior to or contemporaneously with this Release shall have any binding effect.

SECTION FOURTEEN

WAIVER

No waiver of any provision of this Release shall constitute a waiver of any other provisions of this Release.

SECTION FIFTEEN

FUTURE BENEFITS

The promises of Employee under this Release shall inure to the benefit of the Company and all other present or future subsidiaries and affiliates of the Company. All such entities shall be considered third party beneficiaries and may enforce any provision of this Release.

SECTION SIXTEEN

SUCCESSORS AND ASSIGNS

This Release shall be binding upon the parties to this Release and their respective heirs, administrators, executors, successors and assigns. The Company has the right to assign this Release. Employee does not have the right to assign this Release.

SECTION SEVENTEEN

GOVERNING LAW AND JURISDICTION

The validity, legality, and construction of this Release or of any of its provisions shall be governed exclusively by the laws of the Commonwealth of Pennsylvania. In the event a dispute or claim should arise regarding this Release, jurisdiction and venue of any such action shall be in Dauphin County, Pennsylvania. In the event that the Parties to this Release have diverse citizenship and/or the dispute at issue involves a federal question of law, then jurisdiction and venue may alternatively be in the United States District Court for the Middle District of Pennsylvania. Each of the parties expressly consents to the jurisdiction and venue set forth in this Section Seventeen.

SECTION EIGHTEEN

NO ADMISSION OF LIABILITY

Employee acknowledges that the Company admits no liability or wrongdoing in requesting or accepting this Release.

[THIS SECTION INTENTIONALLY LEFT BLANK]

SECTION NINETEEN

COUNTERPARTS

This Release may be executed in any number of counterparts, each of which shall be deemed to be an original against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Release shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties hereto.

IN WITNESS WHEREOF, intending to be legally bound, Employee and the Company executed the foregoing General Release as of the date first written below.

SCOTT A. SEASOCK

Date

RIVERVIEW BANK

By:
Date

EXHIBIT A

ACKNOWLEDGMENT

I, Scott A. Seasock, am freely and voluntarily returning the General Release (including Waiver of Claims under the Age Discrimination in Employment Act of 1967, as Amended) (the “Release”) prior to the expiration of the twenty-one (21) day consideration period provided by the Older Workers Benefit Protection Act of 1990. I have executed the Release as of the date listed below freely and without coercion. I fully understand and agree that I may revoke the Release by delivering a written notice to Employer within seven (7) days of my execution of the Release.

Date